Exhibit 99.1

October 12, 2018

GCI Liberty, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) will webcast its annual Investor Meeting on Wednesday, November 14, 2018, which will occur immediately following the annual Investor Meeting of Qurate Retail, Inc. (“Qurate Retail”). Presentations at Qurate Retail’s annual Investor Meeting will begin at approximately 12:45pm E.S.T and GCI Liberty’s annual Investor Meeting is estimated to begin at approximately 1:40pm E.S.T. During its annual Investor Meeting, observations may be made regarding GCI Liberty’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the GCI Liberty website.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the GCI Liberty website at http://ir.gciliberty.com/events-and-presentations/upcoming-events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings include:

•	Qurate Retail

•	GCI Liberty and Liberty Broadband Corporation

◦	Charter Communications, Inc.

◦	GCI

◦	LendingTree, Inc.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.